Mueller Industries, Inc. Reports Fourth Quarter and Fiscal 2010 Results

MEMPHIS, Tenn., Feb. 1, 2011 /PRNewswire/ -- Harvey L. Karp, Chairman of Mueller Industries, Inc. (NYSE: MLI), announced today that Mueller's net income in the fourth quarter was $17.7 million, or 47 cents per diluted share, on net sales of $526.9 million.  This compares with a net loss of $17.5 million, or a loss of 47 cents per diluted share, on net sales of $433.0 million in the fourth quarter of 2009.  The fourth quarter of 2009 included non-cash impairment charges of 74 cents per diluted share primarily related to goodwill.

For the fiscal year ended December 25, 2010, Mueller earned $86.2 million, or $2.28 per diluted share, which includes insurance settlement gains of $23.3 million, or 62 cents per diluted share.  For fiscal 2009, the Company earned $4.7 million, or 12 cents per diluted share.  Net sales for 2010 were $2.06 billion compared with $1.55 billion in 2009.

Financial and Operating Highlights

Regarding the fourth quarter and 2010 results, Mr. Karp said:

  "The increase in net sales in 2010 was largely due to the higher average cost of copper.  The Comex average price of copper was $3.93 per pound in the fourth quarter of 2010, which compares with $3.03 per pound in the fourth quarter of 2009.  Higher selling prices due to rising raw material values accounted for approximately $358 million of the increase in net sales primarily in the Plumbing & Refrigeration segment.  Approximately $116 million of the increase in net sales was attributable to increased unit volume primarily in the OEM segment.

  "For the full year, our Plumbing & Refrigeration segment posted net sales of $1.12 billion and generated operating earnings of $83.7 million, which includes insurance settlement gains of $22.7 million.  This compares with operating earnings of $27.0 million on net sales of $892.1 million in 2009.  For the fourth quarter of 2010, operating income was $12.0 million on net sales of $290.5 million, which compares with an operating loss of $11.2 million on net sales of $231.0 million in the fourth quarter of 2009.  The fourth quarter of 2009 included non-cash impairment charges totaling $19.5 million that reduced operating earnings.

  "Our OEM segment posted operating earnings of $80.1 million during 2010 on net sales of $958.9 million, which compares with operating earnings of $28.7 million on net sales of $664.1 million for 2009.  For the fourth quarter of 2010, operating income was $24.1 million on net sales of $239.9 million, which compares with operating income of $10.4 million on net sales of $204.2 million in the fourth quarter of 2009.  The fourth quarter of 2009 included non-cash impairment charges totaling $10.3 million that reduced operating earnings.

   "Our current ratio was 4.7 to 1 and our working capital was $717.2 million, of which almost $400 million was cash on hand, equal to $10.41 per share.

  "As of year end, our financial leverage was modest with a debt to total capitalization ratio of 18.9 percent.

  "Stockholders' equity was $788.7 million which equates to a book value of $20.84 per share.

  "Capital expenditures during 2010 totaled $18.7 million.  We expect to increase our funding of capital expenditures in 2011 due to operating improvement opportunities."

Business Outlook for 2011

Regarding the outlook for 2011, Mr. Karp said, "Overall, we are positive about Mueller's business outlook for 2011.  We have weathered two difficult years and have remained solidly profitable while gaining in financial strength.

"We do not underestimate the challenges.  We recognize that the residential construction industry continues to struggle, as job growth remains sluggish while home prices have declined.  However, on the positive side, the U.S. economy is growing again, mortgage rates are low, and consumer confidence has improved.  On balance, we believe housing starts will commence rising in 2011.

"The private non-residential construction sector, which includes offices, industrial and retail projects, declined by almost 25 percent in 2010 and over 15 percent in 2009.  This market is likely at or near a bottom, and we anticipate better times ahead.  All in all, we expect that most of the conditions that affect our businesses will gradually improve as 2011 progresses."

Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products.  Mueller's operations are located throughout the United States and in Canada, Mexico, Great Britain, and China. Mueller's business is importantly linked to:  (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market which includes office buildings, factories, hotels, hospitals, etc.

*****************************

Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings.  The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report.  The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the Quarter Ended		For the Year Ended
	December 25,	December 26,	December 25,	December 26,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)

Net sales	$ 526,901	$ 432,977	$ 2,059,797	$ 1,547,225

Cost of goods sold	457,521	372,247	1,774,811	1,327,022
Depreciation and amortization	9,992	10,292	40,364	41,568
Selling, general, and administrative expense	31,610	27,593	131,211	116,660
Insurance settlements	(1,452)	-	(22,736)	-
Impairment charges	-	29,755	-	29,755

Operating income (loss)	29,230	(6,910)	136,147	32,220

Interest expense	(3,079)	(2,410)	(11,647)	(9,963)
Other (expense) income, net	(302)	184	(2,650)	872

Income (loss) before income taxes	25,849	(9,136)	121,850	23,129
Income tax expense	(7,897)	(7,996)	(34,315)	(17,792)

Consolidated net income (loss)	17,952	(17,132)	87,535	5,337

Less net income attributable to noncontrolling interest	(206)	(395)	(1,364)	(662)

Net income (loss) attributable to Mueller Industries, Inc.	$ 17,746	$ (17,527)	$ 86,171	$ 4,675

Weighted average shares
for basic earnings (loss) per share	37,717	37,584	37,672	37,336
Effect of dilutive stock options	157	-	97	88

Adjusted weighted average shares
for diluted earnings (loss) per share	37,874	37,584	37,769	37,424

Basic earnings (loss) per share	$ 0.47	$ (0.47)	$ 2.29	$ 0.13

Diluted earnings (loss) per share	$ 0.47	$ (0.47)	$ 2.28	$ 0.12

Dividends per share	$ 0.10	$ 0.10	$ 0.40	$ 0.40

Summary Segment Data:
Net sales:
Plumbing & Refrigeration segment	$ 290,500	$ 231,036	$ 1,115,614	$ 892,071
OEM segment	239,890	204,190	958,855	664,088
Elimination of intersegment sales	(3,489)	(2,249)	(14,672)	(8,934)

Net sales	$ 526,901	$ 432,977	$ 2,059,797	$ 1,547,225

Operating income (loss):
Plumbing & Refrigeration segment	$ 11,957	$ (11,156)	$ 83,667	$ 27,043
OEM segment	24,060	10,410	80,117	28,725
Unallocated expenses	(6,787)	(6,164)	(27,637)	(23,548)

Operating income (loss)	$ 29,230	$ (6,910)	$ 136,147	$ 32,220

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 25,	December 26,
	2010	2009
	(Unaudited)
ASSETS
Cash and cash equivalents	$ 394,139	$ 346,001
Accounts receivable, net	269,258	228,739
Inventories	209,892	191,262
Other current assets	39,025	42,841
Total current assets	912,314	808,843

Property, plant, and equipment, net	229,498	250,395
Other assets	117,184	120,903

	$ 1,258,996	$ 1,180,141

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$ 32,020	$ 24,325
Accounts payable	67,849	73,837
Other current liabilities	95,258	85,208
Total current liabilities	195,127	183,370

Long-term debt	158,226	158,226
Pension and postretirement liabilities	40,939	44,320
Environmental reserves	23,902	23,268
Deferred income taxes	24,081	31,128
Other noncurrent liabilities	824	887

Total liabilities	443,099	441,199

Total Mueller Industries, Inc. stockholders' equity	788,736	713,167
Noncontrolling interest	27,161	25,775

Total equity	815,897	738,942

	$ 1,258,996	$ 1,180,141

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Year Ended
	December 25,	December 26,
	2010	2009
	(Unaudited)
Operating activities:
Consolidated net income	$ 87,535	$ 5,337
Reconciliation of consolidated net income
to net cash provided by operating activities:
Depreciation and amortization	40,652	41,758
Stock-based compensation expense	2,877	2,633
Insurance settlements	(22,736)	-
Insurance proceeds - noncapital related	5,561	7,338
Loss on disposal of properties	756	683
Deferred income taxes	(6,627)	(2,554)
Income tax benefit from exercise of stock options	(145)	(203)
Impairment charges	-	29,755
Gain on early retirement of debt	-	(128)
Changes in assets and liabilities, net of business acquired:
Receivables	(41,731)	(6,482)
Inventories	(17,248)	22,699
Other assets	2,974	(505)
Current liabilities	4,913	(21,161)
Other liabilities	(623)	(1,808)
Other, net	199	26

Net cash provided by operating activities	56,357	77,388

Investing activities:
Capital expenditures	(18,678)	(13,942)
Business acquired	(2,021)	-
Insurance proceeds for property and equipment	18,798	-
Net (deposits in) withdrawals from restricted cash balances	(156)	7,013
Proceeds from sales of properties	71	611

Net cash used in investing activities	(1,986)	(6,318)

Financing activities:
Dividends paid	(15,074)	(14,944)
Repayment of debt by joint venture, net	6,848	131
Repayments of long-term debt	-	(370)
Dividends paid to noncontrolling interest	(741)	(1,449)
Acquisition of treasury stock	(418)	(870)
Issuance of shares under incentive stock option plans
from treasury	2,846	9,145
Income tax benefit from exercise of stock options	145	203

Net cash used in financing activities	(6,394)	(8,154)

Effect of exchange rate changes on cash	161	4,225

Increase in cash and cash equivalents	48,138	67,141

Cash and cash equivalents at the beginning of the period	346,001	278,860

Cash and cash equivalents at the end of the period	$ 394,139	$ 346,001

MUELLER INDUSTRIES, INC.
RECONCILIATION OF NET INCOME (LOSS) AS REPORTED TO NET INCOME
BEFORE INSURANCE SETTLEMENT AND IMPAIRMENT CHARGES
(In thousands, except per share data)

Earnings without insurance settlement and impairment charges is a measurement not derived in accordance with generally accepted accounting principles (GAAP). Excluding the insurance settlement and impairment charges is useful as it measures the operating results that are the outcome of daily operating decisions made in the normal course of business.  The insurance settlement resulted from reimbursement for losses claimed as a result of a fire at our Fulton, Mississippi copper tube mill in July 2009, the results of which are not impacted by daily operations and are not expected to recur in future periods. Impairments reflect the impact of long-term decisions and investments that were made in prior periods. Reconciliation of earnings without insurance settlement and impairment charges to net income as reported is as follows:

	For the Quarter Ended December 25, 2010
			Pro forma
		Impact of	Without
	As	Insurance	Insurance
	Reported	Settlement	Settlement
	(Unaudited)

Operating income	$ 29,230	$ (1,452)	$ 27,778

Interest expense	(3,079)	-	(3,079)
Other expense, net	(302)	-	(302)

Income before income taxes	25,849	(1,452)	24,397
Income tax expense	(7,897)	555	(7,342)

Consolidated net income	17,952	(897)	17,055

Less net income attributable to noncontrolling interest	(206)	-	(206)

Net income attributable to Mueller Industries, Inc.	$ 17,746	$ (897)	$ 16,849

Diluted earnings per share	$ 0.47	$ (0.02)	$ 0.45

	For the Quarter Ended December 26, 2009
			Pro forma
		Impact of	Without
	As	Impairment	Impairment
	Reported	Charges	Charges
	(Unaudited)

Operating (loss) income	$ (6,910)	$ 29,755	$ 22,845

Interest expense	(2,410)	-	(2,410)
Other income, net	184	-	184

(Loss) income before income taxes	(9,136)	29,755	20,619
Income tax expense	(7,996)	(1,807)	(9,803)

Consolidated net (loss) income	(17,132)	27,948	10,816

Less net income attributable to noncontrolling interest	(395)	-	(395)

Net (loss) income attributable to Mueller Industries, Inc.	$ (17,527)	$ 27,948	$ 10,421

Diluted (loss) earnings per share	$ (0.47)	$ 0.74	$ 0.27

MUELLER INDUSTRIES, INC.
RECONCILIATION OF NET INCOME AS REPORTED TO NET INCOME
BEFORE INSURANCE SETTLEMENTS AND IMPAIRMENT CHARGES
(In thousands, except per share data)

Earnings without insurance settlements and impairment charges is a measurement not derived in accordance with generally accepted accounting principles (GAAP). Excluding the insurance settlements and impairment charges is useful as it measures the operating results that are the outcome of daily operating decisions made in the normal course of business.  The insurance settlements resulted from reimbursement for losses claimed as a result of fires at our U.K. copper tube mill in November 2008, and our Fulton, Mississippi copper tube mill in July 2009, the results of which are not impacted by daily operations and are not expected to recur in future periods. Impairments reflect the impact of long-term decisions and investments that were made in prior periods. Reconciliation of earnings without insurance settlements and impairment charges to net income as reported is as follows:

	For the Year Ended December 25, 2010
			Pro forma
		Impact of	Without
	As	Insurance	Insurance
	Reported	Settlements (A)	Settlements
	(Unaudited)

Operating income	$ 136,147	$ (22,736)	$ 113,411

Interest expense	(11,647)	-	(11,647)
Other expense, net	(2,650)	-	(2,650)

Income before income taxes	121,850	(22,736)	99,114
Income tax expense	(34,315)	(535)	(34,850)

Consolidated net income	87,535	(23,271)	64,264

Less net income attributable to noncontrolling interest	(1,364)	-	(1,364)

Net income attributable to Mueller Industries, Inc.	$ 86,171	$ (23,271)	$ 62,900

Diluted earnings per share	$ 2.28	$ (0.62)	$ 1.66

(A) Realization of this insurance settlement resulted in a tax benefit primarily from the utilization of U.K. net operating losses that were previously reserved.

	For the Year Ended December 26, 2009
			Pro forma
		Impact of	Without
	As	Impairment	Impairment
	Reported	Charges	Charges
	(Unaudited)

Operating income	$ 32,220	$ 29,755	$ 61,975

Interest expense	(9,963)	-	(9,963)
Other expense, net	872	-	872

Income before income taxes	23,129	29,755	52,884
Income tax expense	(17,792)	(1,807)	(19,599)

Consolidated net income	5,337	27,948	33,285

Less net income attributable to noncontrolling interest	(662)	-	(662)

Net income attributable to Mueller Industries, Inc.	$ 4,675	$ 27,948	$ 32,623

Diluted earnings per share	$ 0.12	$ 0.75	$ 0.87

CONTACT:  Kent A. McKee, +1-901-753-3208